UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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Countrywide Financial Corporation
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Statement By Countrywide Financial Corporation
June 14, 2006

Countrywide’s Board of Directors has adopted an effective and responsible pay-for-performance system, in which the interests of shareholders and management are aligned. The alignment of the interests of shareholders and management is at the heart of the public discussion of executive compensation, and the Company is continually focused on ensuring that such alignment exists. In fact Institutional Investor magazine has recognized Countrywide as being one of America’s most shareholder friendly companies(1). This recognition reflects the seriousness with which Countrywide takes our relationship with shareholders.

(1) Institutional Investor Magazine, America’s Most Shareholder Friendly Companies, February 2006

Countrywide does not believe that the AFSCME proposal is the appropriate way to address the issue of executive compensation for several reasons. First, the proposal seeks to undermine the Board of Directors’ ability to carry out its responsibilities on behalf of the shareholders. Second, and perhaps most importantly, the performance of the Company is the truest measure of whether management is fulfilling its obligations to its shareholders. Delivering performance is contingent upon the Company’s ability to attract and retain outstanding management talent. The recruitment and retention of senior management talent is a primary function of the Board of Directors, and the determination of senior management compensation should rest solely with the Board. The Board is in the best position to make such determinations because its members can appropriately assess the numerous factors that underlie the Company’s talent recruitment and retention strategy, including the competitive landscape, the market for senior management talent and the Company’s needs at a given time. This principle is at the core of the public company structure, and the AFSCME proposal represents a dilution of that model.

A few important metrics underscore Countrywide’s outstanding performance over the 10 year period from 1996 to the end of 2005:

•                  Countrywide’s net earnings appreciated 1192%;

•                  Countrywide’s market capitalization has gone from just over $2 billion in 1996, to over $20 billion at the end of 2005;

•                  Countrywide’s stock price appreciated 551%;

•                  Countrywide’s total 10-year return to shareholders has been 623%, compared to S&P 500 total return to shareholders of 128% over the same period.

Countrywide’s long-term stockholders have benefited significantly from their investment, and we will continue to focus on developing and executing strategies that deliver returns that meet the expectations of our shareholders.

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